Exhibit 10.1

Fred Tuomi

Term Sheet

September 19, 2017

Title:	President and CEO of Invitation Homes (the “Company”), reporting to the board of directors of the Company.

Start Date:	Immediately upon completion of the merger between the Company and Colony Starwood Homes.

Annual Base Salary:	$800,000

Annual Bonus:	Target of 150% of Base Salary. The actual amount to be determined based on mutually agreed Company and personal performance objectives. The performance range is 75% threshold, 150% target, 225% maximum.

Long Term Incentive:	You will be entitled to participate in the Company’s Long Term Equity Incentive Plan at a target grant of $3.5 million per annum. (25% time based, 75% performance based). The range for the performance shares is 50% threshold, 100% target, 150% maximum.
The actual amount of such grant shall be determined based on mutually agreed Company and personal performance objectives.

One Time Incentive:	You will be granted a one-time equity incentive in the amount of $7 million, subject to 3-year cliff vesting. 50% of the grant shall be time based and 50% of the grant shall be based on the achievement of mutually agreed Company and personal performance objectives.

Headquarters Location:	The corporate headquarters will be located in Dallas, TX and you will be expected to spend a majority of your time at that location. However, certain functions may be housed in Phoenix, and if so, you may spend some of your time at that location.
You will not be required to relocate your family to Dallas as long as you maintain a significant presence in the corporate office.

Health Benefits:	You will be eligible to participate in the Company’s health and benefit plan(s).

Involuntary Termination:	Upon an involuntary termination of employment (without “cause”), you shall be entitled to any amounts vested under the Long Term Equity Incentive Plan, any amounts applicable under the Company executive severance plan, and vesting of the pre-merger equity grants for which you waived accelerated vesting. The merger will not constitute a change in control for the purposes of the Company severance plan.

Restrictive Covenants	As a condition of receiving severance under the Company executive severance plan, you may not work for a competitor for 12 months following any termination of employment, nor will you solicit the Company’s employees or business partners during this period. You will be subject to customary IP and confidentiality restrictions.

No Existing Restrictions	You will represent that you are not under any obligation, whether or not legally binding, to refrain from working for the Company or which would adversely impact your ability to perform the duties expected of you, including any non-competition, non-solicitation, confidentiality or similar restriction.

The undersigned parties have executed and delivered this binding term sheet.

Invitation Homes

/s/ Mark A. Solls
By: Mark A. Solls
Title: Authorized Person

[Tuomi Term Sheet Signature Page]

EXECUTIVE

/s/ Fred Tuomi
Fred Tuomi

[Tuomi Term Sheet Signature Page]